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                                                                     Exhibit 11


                  CALCULATION OF PRIMARY EARNINGS PER SHARE
               (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)



                                                    Three months ended
                                                         June 30,
                                                 1995                 1994
                                                 ----                 ----
Weighted average common shares
   and common share equivalents
   outstanding                                 15,390,234            15,241,422


Net income                                          6,816                 5,965


Earnings per share                                   $.44                  $.39

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